Exhibit 15.3
Consent Of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333 135 804) of Sify Limited and subsidiaries of our report dated October 10, 2007 relating to the consolidated financial statements of MF Global Sify Securities India Private Limited and its subsidiaries for the year ended March 31, 2007, which appears in this Annual Report on Form 20-F.
Price Waterhouse
Mumbai, India
October 10, 2007